Exhibit 99.1

Investor Contact	Media Contact
David Martin	Jay Cooney
717.612.5628	717.730.3683
damartin@harsco.com	jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION

Appoints Pete Minan Interim Chief Financial Officer

CAMP HILL, PA – August 12, 2022 – Harsco Corporation (NYSE: HSC) a global, market leading provider of environmental solutions for industrial and specialty waste streams, today announced that Anshooman Aga has resigned as the Company’s Senior Vice President and Chief Financial Officer, effective August 24, 2022, to pursue employment with another company.

Mr. Aga’s departure did not result from any disagreement regarding the Company’s corporate strategy, financial statements or disclosures.

“On behalf of the Board of Directors and our 12,000 employees, we thank Anshooman for his many contributions to our Company, and we wish him well in his future endeavors,” said Nick Grasberger, Chairman and Chief Executive Officer, Harsco Corporation.

Pete Minan, Harsco’s former Chief Financial Officer, has been appointed Interim Senior Vice President and Chief Financial Officer, effective August 29, until a permanent replacement for Mr. Aga is announced. Harsco will initiate a comprehensive search for a new CFO.

“Having served as our CFO for seven years, I am confident that Pete’s intimate knowledge of our Company will serve us well in the interim as we focus on our key strategic initiatives and business improvement to drive shareholder value,” said Mr. Grasberger.

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About Harsco

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams. Based in Camp Hill, PA, the 12,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.